As filed with the Securities and Exchange Commission on September 18, 2024

Registration Statement No. 333-273655

Registration Statement No. 333-268473

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-273655

POST-EFFECTIVE AMENDMENT NO. 4 TO:

FORM S-1 ON FORM S-3 REGISTRATION STATEMENT NO. 333-268473

Under

The Securities Act of 1933

HAWAIIAN HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	71-0879698
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3375 Koapaka Street, Suite G-350

Honolulu, HI 96819

(650) 762-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph A. Sprague

Chief Executive Officer and President

Hawaiian Holdings Inc.

3375 Koapaka Street, Suite G-350

Honolulu, HI 96819

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Andor Terner, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California

(949) 823-6980

Approximate date of commencement of proposed sale to the public: Not applicable.

These post-effective amendments deregister those securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) (i) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Hawaiian Holdings Inc., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”); and (ii) are being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under each such Registration Statement.

1.

Registration Statement on Form S-3 (File No. 333-273655), filed with the SEC on August 3, 2023, registering the offer and sale, from time to time, by the selling securityholders named therein of the warrants to purchase 1,134,685 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issued to the selling securityholders (the “Treasury Warrants”), and up to 1,134,685 shares of Common Stock issuable upon exercise of the Treasury Warrants.

2.

Registration Statement on Form S-3ASR (File No. 333-268473), filed with the SEC on November  18, 2022, as amended by Post-Effective Amendment No. 1 to Form S-3 (File No. 333-268473), Post-Effective Amendment No. 2 to Form S-3 (File No. 333-268473), and Post-Effective Amendment No.  3 to Form S-3 (File No. 333-268473), registering the offer and sale, from time to time, by the selling securityholder named therein of the warrant to purchase 9,442,443 shares of Common Stock, issued to the selling securityholder (the “Amazon Warrant”), and up to 9,442,443 shares of Common Stock issuable upon exercise of the Amazon Warrant.

On September 18, 2024, pursuant to the Agreement and Plan of Merger, dated as of December 2, 2023, by and among Alaska Air Group, Inc. (“Parent”), Marlin Acquisition Corp., a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to the Registration Statements and deregistering the remaining shares of Common Stock (the “Shares”) registered but unsold as of the effective time of the Merger under the Registration Statements, if any. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings, the Registrant removes from registration any and all such Shares registered but unsold as of the date of these Post-Effective Amendments under the Registration Statements. The Registration Statements are amended, as appropriate, to reflect the deregistration of the Shares as of the date of these Post-Effective Amendments and the Registrant terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on September 18, 2024.

HAWAIIAN HOLDINGS, INC.

By:	/s/ Joseph A. Sprague
Name:	Joseph A, Sprague
Title:	Chief Executive Officer and President

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.